Exhibit 23

Consent of Independent Auditors

The Board of Directors

Arrow Financial Corporation:

We consent to incorporation by reference in the following registration statements:

File No. 33-66192 on Form S-8,

File No. 333-62719 on Form S-8,

File No. 333-47912 on Form S-3, and

File No. 333-110445 on Form S-8

of Arrow Financial Corporation of our report dated January 21, 2004, relating to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Arrow Financial Corporation.

/s/ KPMG LLP

Albany, New York

March 8, 2004